EXHIBIT 10.18


              SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF ALL CLAIMS
              -----------------------------------------------------

               AGREEMENT, dated as of August 8, 2000 among SAUNDRA J. KESSLER ("S. Kessler"), NICHOLAS KESSLER by and through his Guardian ad litem Saundra J. Kessler ("N. Kessler") (collectively, "Claimants"), PAUL KESSLER ("P. Kessler" and collectively with S. Kessler and N. Kessler, the "Kesslers"), CAPRIUS, INC. a Delaware corporation, formerly Advanced Mammography Systems, Inc. (the "Company"), and JACK NELSON ("Nelson", and collectively with the Company, the "Defendants").

          Recitals.
          --------

          This Agreement is entered into with reference to the following facts:

          A. S. Kessler and N. Kessler have filed an action against the Company and Nelson seeking monetary damages, costs and attorneys' fees, captioned as Nicholas Kessler and Saundra J. Kessler v. Caprius, Inc. and Jack
             -----------------------------------------------------------------
Nelson with the United States District Court in the Central District of
------
California, being numbered as Case No. SA CV 99-193 DOC (EEx) on the docket of that court and Defendants filed a counterclaim against S. Kessler for common law fraud, breach of contract, negligent misrepresentation and indemnity, and filed a third party complaint against P. Kessler for negligent misrepresentation and indemnity (the "Action");

          B. The Defendants have denied and continue to deny any and all liability with respect to the Claimants and the Kesslers have denied and continue to deny any and all liability with respect to the Defendants;

          C. The Defendants and the Claimants consider it desirable that the Action be settled on the terms set forth in this Agreement because such settlement would put to rest all present controversy and would avoid the further expense, inconvenience and devotion of time and effort of Claimants and the Defendants;

          D.   P. Kessler, as the father of N. Kessler and the former spouse of
S. Kessler, and as the placement representative for the securities which are the subject matter of the Action, also considers it desirable that the Action be settled; and

          E. The Claimants, P. Kessler and the Defendants desire to fully and finally settle and resolve any and all claims and disputes between them relating to the subject matter of the Action and to terminate those controversies and to subject themselves only to the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the mutual conditions, covenants and other obligations set forth herein, the receipt and adequacy of which is acknowledged, it is agreed by Claimants, P. Kessler and the Defendants as follows:

               1. Definitions. In this Agreement, the following terms have the
                  -----------
meanings stated:


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


               1.1 The "Company" means the Company, and each and all of its officers, directors, employees, stockholders, owners, representatives, past employees, attorneys, agents, predecessors, successors, insurers, assigns, subsidiary corporations, parent corporations, joint venturers, sibling corporations and affiliates and each and all of their respective related or affiliated persons, firms, corporations, associations, partnerships and/or other entities of each and every kind or nature whatsoever, regardless of the name or names under which any of them may now or in the future be known and/or do business.

               1.2 The "Parties" means P. Kessler, S. Kessler, N. Kessler, the Company and Nelson.

               1.3 The "Claimants" means S. Kessler and N. Kessler.

               1.4 The "Defendants" means the Company and Nelson.

               1.5 "Third Person" means any and all persons, firms, corporations, associations, partnerships and/or other entities of each and every kind or nature whatsoever, other than the Parties.

               1.6 "Claims" means any and all claims, demands, rights, disputes, controversies, causes of action, rights of action, rights of subrogation, rights of indemnity, rights to reimbursement, rights to payment, liens, and remedies of each and every kind or nature, whether civil, criminal, at law, in equity, vested, contingent, accrued or unaccrued, or known or unknown to the Parties or any of them.

               1.7 The "Kessler Claims" means all those Claims and allegations which were or could have been made against the Defendants by S. Kessler or N. Kessler before any federal or state agency or tribunal at any time, regardless of whether they were contained in the Action.

               1.8 The "Kessler Parties" means P. Kessler, S. Kessler and N. Kessler.

               1.9 "Obligations" means any and all obligations, duties, liabilities, damages, costs, fees, expenses and debts of each and every kind or nature whatsoever, vested or contingent, accrued or unaccrued, whether known or unknown to the Parties or either of them.

               1.10 "To agree" means to agree, to promise, to covenant, to warrant, to understand, to represent, to recognize and/or to acknowledge.

               1.11 An "agreement" means an agreement, a promise, a covenant, an undertaking, a warranty, an understanding, a contract, a representation and an acknowledgment.

               1.12 "On account of" means directly or indirectly arising from or out of; resulting from; based upon; connected with; or in any manner related to, in the past, at the present, or in the future, the subject to which that phrase refers.


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


               2.   Incorporation by Reference. The recitals set forth above are
                    --------------------------
hereby incorporated by this reference.

               3.   Consideration Provided by the Defendants. Without admitting
                    ----------------------------------------
any liability whatsoever, the Defendants have agreed to provide the Claimants things of value as specifically provided in this Paragraph No. 3 solely in full and complete consideration of the Claimants making and fully performing each and all of the agreements and Obligations made and undertaken by them pursuant to this Agreement. Such things of value are:

               3.1 The Company shall issue each S. Kessler and N. Kessler Twenty-Five Thousand (25,000) shares of fully paid and non-assessable Common Stock of the Company, par value $.01 per share (the "Common Stock").

               3.2 The Company shall issue warrants (the "Warrants"), in the form attached hereto as Exhibit A, to each S. Kessler and N. Kessler to purchase from the Company, Sixty Thousand (60,000) shares (the "Warrant Shares") of Common Stock at an exercise price of Twenty-Five Cents ($.25) per Warrant Share, in substitution for warrants originally issued to S. Kessler and N. Kessler (the "Original Warrants").

               3.3 The Company and Nelson each agree to provide the Claimants the release of claims as set forth in Paragraph No. 5 of this Agreement.

          The Claimants and P. Kessler agree to accept the consideration specified above in this Paragraph No. 3 as full, complete and adequate consideration for their executing this Agreement and for making and fully performing each and all of the agreements and Obligations made and undertaken by them in this Agreement. The Claimants acknowledge that the Common Stock to be received upon the settlement will be "restricted securities," as defined in Regulation D under the Securities Act of 1933, as amended, and the certificates issued therefor will contain restrictive legends referring to such status; provided however, the Common Stock and the Warrant Shares issued pursuant to Sections 3.1 and 3.2 above will be included in the Company's Amendment No. 1 to its Registration Statement filed on July 25, 2000, to which the Company will use its best efforts to file prior to August 15, 2000.

               4.   Consideration Provided by the Claimants. Following
                    ---------------------------------------
negotiations between the Parties, the Claimants and P. Kessler have agreed to provide to the Company the things of value as specifically provided in this Paragraph No. 4 solely in full and complete consideration of the Company and Nelson making and fully performing each and all of the agreements and Obligations made and undertaken by them pursuant to this Agreement. Such things of value are:

               4.1 The Claimants and Defendants shall dismiss the Action in its entirety with prejudice;

               4.2 The Claimants shall deliver the Original Warrants to the Company; and

               4.3 The Kessler Parties shall provide the Company with the Release of Claims as set forth in Paragraph No. 5 of this Agreement.


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


          P. Kessler acknowledges that he is not to receive any separate consideration from the Defendants with respect to the matters in this Agreement. The Defendants agree to accept the consideration specified above in this Paragraph No. 4 as full, complete and adequate consideration for their executing this Agreement and for making and fully performing each and all of the agreements and Obligations made and undertaken by each of them in this Agreement.

               5.   Release. For the sole consideration described in this
                    -------
Agreement and save for the rights and obligations herein:

               5.1 The Kessler Parties hereby release, remise, acquit and forever discharge the Company, its officers, directors, shareholders, successors, all past, present and future officers, directors, shareholders, employees, agents and representatives, subsidiaries and related entities and assigns and Nelson of and from any and all of the Kessler Claims and, any Claims and Obligations of each and every kind or nature whatsoever which the Claimants have or may hereafter obtain or accrue on account of the Action, the Kessler Claims, and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature whatsoever which arose or occurred at any time prior to the date of the Kessler Parties' execution of this Agreement.

               5.2 The Kessler Parties specifically agree that this Agreement is made by them with their full, complete, unrestricted and informed knowledge and consent that this Agreement covers any and all possible Claims and Obligations; and that the consideration stated in Paragraph No. 3 of this Agreement is all that the Kessler Parties and/or any of their heirs, assigns, agents, attorneys, representatives and/or affiliates and/or any other natural or fictitious person affiliated or in privity with them in any manner are ever to receive from the Company for any and all Claims and Obligations of any kind or nature on account of the Kessler Claims, the Action, and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature, which arose or occurred at any time prior to the date of the Kessler Parties' execution of this Agreement.

               5.3 The Defendants hereby release, remise, acquit and forever discharge the Kessler Parties, InterFirst Capital Corp., formerly known as Baraban Capital Corp., its officers, directors, shareholders, successors, all past, present and future officers, directors, shareholders, employees, agents and representatives, subsidiaries and related entities and assigns of and from any and all Claims and Obligations of each and every kind or nature whatsoever which either of the Defendants has or may hereafter obtain or accrue on account of the Action and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature whatsoever which arose or occurred at any time prior to the date of the Defendants' execution of this Agreement.

               5.4 The Defendants specifically agree that this Agreement is made by them with their full, complete, unrestricted and informed knowledge and consent that this Agreement covers any and all possible Claims and Obligations and that the consideration stated in Paragraph No. 4 of this Agreement is all that they and/or any of their respective assigns, agents, attorneys, representatives and/or affiliates and/or any other natural or fictitious person affiliated or in privity with either of them in any manner are ever to receive from the Kessler Parties for any and all Claims and Obligations of any kind or nature on account of the Action and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature, which arose or occurred at any time prior to the date of their execution of this Agreement.

               5.5 The Parties specifically agree that their release of the others set forth in this Agreement extends to all Claims and/or Obligations of any kind or nature whatsoever, including but not limited to any and all Claims and/or Obligations which might be cognizable before any federal and/or state agency and/or federal and/or state court, and they expressly, knowingly and voluntarily waive all rights under Section 1542 of the Civil Code of the State of California. Said Section 1542 provides as follows:

          1542. General Release - Claims Extinguished.

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          For all purposes of this Agreement, the term "creditor" as used and referred to in Section 1542 of the Civil Code of the State of California means
                                   -------------------------------------
and refers to the Claimants and the Company and Nelson and each of them.

               6.   No Further Claims. For the consideration described in this
                    -----------------
Agreement, the Claimants, P. Kessler and the Defendants agree that none of them will file against the other or permit to be filed on their behalf against the other, any claim, grievance, charge, complaint, lawsuit, legal action, or other process of any kind, including, whether formal or informal, with any court, board, panel, agency, commission, department, organization or other entity concerning the Action, the Kessler Claims, and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature which arose or occurred at any time prior to the date of the execution of this Agreement.

               7.   Authority. Each of the Parties represents and warrants that
                    ---------
he, she or it has the full power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein, and this Agreement shall be valid and binding upon and enforceable against him, her or it in accordance with its terms.

               8.   Attorneys' Fees and No Admission of Liability.
                    ---------------------------------------------

               8.1 The Parties agree that each Party to this Agreement and the Action shall bear his, her or its own attorneys' fees and costs incurred in the Action and in connection with the Agreement, except that the Defendants shall pay $5,000 to Timothy D. McGonigle, counsel to the Claimants. The Parties agree that neither the Kessler Parties nor the Defendants shall have any Obligation whatsoever in connection with the compensation of the Parties' respective attorneys in connection with this Agreement, the Action, the Kessler Claim, and/or any fact, matter, incident, Claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature whatsoever which arose or occurred at any time prior to the date of the Claimant's execution of this


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


Agreement. The Parties also agree that they are solely responsible for compensating their respective attorneys and each of them.

               8.2 The Parties agree that neither this Agreement, their participation in this Agreement, anything contained in this Agreement, nor the fulfillment by the Parties of their Obligations pursuant to this Agreement shall ever be construed to be an admission of any liability by the Defendants to the Kessler Parties, by the Kessler Parties to the Defendants and/or to any Third Person.

               8.3 The Parties and each of the them specifically agree that neither the Claimants nor the Defendants shall be considered, for any purpose whatsoever or by any person whomsoever, to have been the "prevailing party" with respect to any allegations, charges or causes of action which could have been alleged in the Kessler Claims or any Claim or Obligation covered by this Agreement within the meaning of any statute, rule, regulation, judicial decision, ordinance or other provision of law or any other definition or meaning of any kind or nature which is or may be in any manner applicable to this Agreement and/or any of the paragraphs, terms and/or provisions of this Agreement.

               8.4 The Claimants and P. Kessler further agree that: (1) the Defendants have recommended that they consult with an attorney of their choice concerning the Kessler Claims, the Act, this Agreement and each and all of the results and consequences of their execution of this Agreement; and (2) they have had at least twenty-one days, or have had the opportunity to have twenty-one days in which to consider this Agreement and to consult with an attorney entirely of their own choice, concerning the Kessler Claims, the Act, this Agreement and each and all of the results and consequences of their execution of this Agreement.

               8.5 The Claimants and P. Kessler acknowledge that they or their representative has received and read the latest publicly available information of the Company and are fully aware of the status under the Securities Act of 1933, as amended, of the Company's securities being received by the Claimants and the market for the Company's Common Stock.

               9.   Indemnification.
                    ---------------

               9.1 The Kessler Parties jointly and severally agree that they will indemnify and hold the Company, its officers, directors and employees and Nelson harmless from and against any and all Claims and Obligations, including without limitation, reasonable attorneys' fees and costs of suit, on account of any breach by the Claimants and P. Kessler and/or any agent, representative, attorney, heir and/or assign of the Claimants and P. Kessler of any paragraph, term or provision of this Agreement and/or in the event that it ever becomes necessary for the Company or Nelson to defend against any Claims of any kind or nature whatsoever released by the Claimant and P. Kessler in this Agreement.

               9.2 The Company agrees that it will indemnify and hold the Claimants and P. Kessler harmless from and against any and all Claims and Obligations, including without limitation, reasonable attorneys' fees and costs of suit, on account of any breach by it and/or any agent, representative, attorney, heir and/or assign of the Company of any paragraph, term or provision of this Agreement and/or in the event that it ever becomes necessary for the Claimants or P. Kessler to defend against any Claims of any kind or nature whatsoever released by the Company in this Agreement.

               9.3 In any action or proceeding to enforce this Agreement or in which this Agreement is properly interposed as a defense, the prevailing party shall be entitled to an award of his, her or its reasonable attorneys' fees and costs of litigation, including expert witness fees, in addition to any other remedy or relief provided in law or at equity.

               10.  Successors and Assigns. All agreements and Obligations made
                    ----------------------
and undertaken by the Parties pursuant to this Agreement apply to and bind the Parties and each and all of his, her or its heirs, assigns, agents, attorneys and/or representatives.

               11.  No Other Filings And Dismissal Of All Actions.
                    ---------------------------------------------

               11.1 The Parties agree that with the exception of the dissolution matter between S. Kessler and P. Kessler, there is not pending between them any lawsuits, actions, grievances, Claims, complaints, petitions, appeals, or accusatory pleadings against any of the other Parties with any court, other governmental agency, or any other public or private tribunal or forum prior to their respective execution of this Agreement, save and except the Action.

               11.2 To the extent that any lawsuits, Claims, actions, grievances, complaints, petitions, liens, appeals or other accusatory pleadings against the Company and Nelson may be on file, including the Action, the Claimants hereby direct that they be withdrawn and dismissed with prejudice, and they hereby authorize the Company and Nelson and instruct each and all of their attorneys, agents and other representatives to take any and all steps necessary to accomplish such withdrawal and dismissal with prejudice.

               11.3 The Parties agree to stipulate and execute a Stipulation and Order of Dismissal, in the form attached hereto as Exhibit A (the "Dismissal"), dismissing the Action in its entirety, with prejudice, pursuant to Federal Rule of Civil Procedure 41, and each party agrees to bear his, her or its costs or attorneys fees. Claimants and/or their attorneys shall, concurrent with the execution of this Agreement by the Claimants, deliver the Dismissal to counsel for the Company, Michael R. Lindsay, Esq., Thelen Reid & Priest LLP, 333 South Grand Avenue, Los Angeles, California 90071-3193.

               12.  Ownership of Claims. The Claimants, P. Kessler and the
                    -------------------
Defendants agree that they have not heretofore assigned or transferred any of the Claims and Obligations released by them in this Agreement, or any portion thereof or interest therein, to any Third Person and that they have the full, complete and unrestricted right to release each and all of the Claims and Obligations released by them in this Agreement. The Claimants and P. Kessler agree to indemnify, defend, and hold the Defendants harmless from and for any and all Claims and Obligations released by them in this Agreement, on account of any such transfer or assignment of any such Claims and Obligations or any portion thereof or interest therein. The Defendants agree to indemnify, defend, and hold the Claimants and P. Kessler harmless from and for any and all Claims and Obligations released by them in this Agreement, on account of any such transfer or assignment of any such Claims and Obligations or any portion thereof or interest therein.

               13.  Acknowledgments.
                    ---------------

               13.1 The Claimants, the Defendants and P. Kessler have at all pertinent times and for all purposes in connection with their Claims and Obligations and this Agreement had, and/or had the unrestricted right and opportunity to have, the full and complete benefit and advice of independent and competent legal counsel chosen and retained solely by them and have had, and/or have had the unrestricted right and opportunity to have, such legal counsel fully explain to them the meaning of each and every paragraph, term and/or provision of this Agreement and the entire meaning and each and all of the consequences of their execution of this Agreement.

               13.2 This Agreement is entered into by the Parties without any reliance upon any agreement, statement, representation, promise, covenant, understanding and/or other inducement of any kind or nature other than the express terms of this Agreement, and this Agreement contains the entire, full and complete agreement of the Parties without any exceptions or limitations whatsoever, and cannot be amended, modified or terminated except by an agreement in writing executed by the Parties hereto.

               13.3 Each and all of the paragraphs, terms and/or provisions of this Agreement are contractual and not mere recitals, and each and every such paragraph, term and/or provision is of the essence of the entire agreement contained in this Agreement.

               13.4 This Agreement shall not ever, in any manner or for any purpose, by any person whomsoever or based upon any foreseen or unforeseen facts, events, circumstances, occurrences, happenings or things of any kind or nature, be subject to any claim of mistake of fact or mistake of law by the Parties.

               13.5 Regardless of the adequacy of the consideration specified in this Agreement, this Agreement is intended by each of the Parties fully, completely and forever to compromise and settle any and all intended and/or current litigation, Claims and/or Obligations by the Kessler Parties against the Defendants and/or by the Defendants against the Kessler Parties, avoid any and all future litigation, Claims and/or Obligations between the Kessler Parties and the Defendants, and be a full, final, binding and complete agreement, compromise, settlement and release of any and all possible Claims and/or Obligations between them.

               13.6 The headings in this Agreement are inserted for convenience only; are not part of this Agreement; shall not in any manner affect the meaning of this Agreement or any paragraph, term and/or provision of this Agreement; and shall not be deemed or interpreted to be a part of this Agreement for any purpose.


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


               13.7 This Agreement shall be interpreted solely pursuant to the laws of the State of California without any regard or consideration for any conflicts of laws principles.

               13.8 The language of this Agreement shall, for any and all purposes, be construed as a whole, according to its fair meaning, not strictly for or against the Kessler Parties or the Defendants and without regard to the identity or status of any person or persons who drafted all or any part of this Agreement.

               13.9 If any provision of this Agreement is declared invalid by any court of competent jurisdiction or rendered invalid by any other process of federal or state law, the remaining provisions of this Agreement shall remain in full force and effect.

               13.10 No waiver of any breach or condition of this Agreement shall be construed for any purpose as a waiver of any other breach or condition of this Agreement, regardless of the similarity or dissimilarity of the breaches or conditions involved.

               13.11 This Agreement may be executed in multiple copies such that after all of the Parties have executed their respective copies, each copy will have the effect of an original.

               13.12 This Agreement constitutes the sole and entire agreement among the Defendants, the Claimants and P. Kessler concerning the Action, the Kessler Claims, and each and every other aspect of the relationship of each and every kind or nature whatsoever among the Parties. This Agreement supersedes any and all prior agreements, contracts, representations, understandings, discussions and/or negotiations, if any, whether oral or written.

               13.13 This Agreement shall be effective as to the Claimants and
P. Kessler seven days after it is executed by the Claimants. It shall be effective as to the Company seven days after it is executed by the Claimants and
P. Kessler, and the Company's execution, whichever occurs later.

               13.14 Including signatures, this Agreement consists of 10 pages, exclusive of Exhibit A. This Agreement may be executed in multiple copies, each copy having the force and effect of an original.

Executed this     day of August, 2000.
              ---

                                            ------------------------------------
                                                   Saundra J. Kessler

Executed this     day of August, 2000.
              ---



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


                                            ------------------------------------
                                            Nicholas Kessler, by and through his
                                           guardian ad litem, Saundra J. Kessler


Executed this     day of August, 2000.
              ---
                                            ------------------------------------
                                                          Paul Kessler


Executed this     day of August, 2000.
              ---
                                            Caprius, Inc.


                                            By:
                                               ---------------------------------


Executed this     day of August, 2000.
              ---
                                            ------------------------------------
                                                          Jack Nelson


APPROVED AS TO FORM:

Dated: August   , 2000                      Law Offices of Timothy D. McGonigle
              --
                                            ------------------------------------
                                            Timothy D. McGonigle
                                            Attorneys for Saundra Kessler,
                                            Nicholas Kessler and Paul Kessler


Dated: August   , 2000                      Thelen Reid & Priest LLP
              --

                                            ------------------------------------
                                            Michael R. Lindsay
                                            Attorneys for Caprius, Inc. and
                                            Jack Nelson


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